EXHIBIT 95 - MINE SAFETY DISCLOSURE EXHIBIT

The operation of the Company’s domestic aggregates quarries and mines is subject to regulation by the federal Mine Safety and Health Administration (MSHA) under the Federal Mine Safety and Health Act of 1977 (the Mine Act). MSHA inspects the Company’s mining operations on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. Whenever MSHA issues a citation or order, it also generally proposes a civil penalty, or fine, related to the alleged violation. Citations or orders may be contested and appealed, and, as part of that process, are often reduced in severity and amount; they are sometimes dismissed.
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act), the Company is required to present information regarding certain mining safety and health citations which MSHA has issued with respect to its mining operations in its periodic reports filed with the Securities and Exchange Commission (SEC). In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the quarry or mine and types of operations (i.e., underground or surface); (ii) the number of citations issued will vary from inspector to inspector and location to location; and (iii) citations and orders can be contested and appealed, and in that process, may be reduced in severity and amount, and are sometimes dismissed.
The Company has provided the information below in response to the SEC’s rules and regulations issued under the provisions of the Dodd-Frank Act. The disclosures reflect U.S. mining operations only, as the requirements of the Dodd-Frank Act and the SEC rules and regulations thereunder do not apply to the Company’s mining operations outside the United States.
The Company presents the following items in Appendix 1 regarding certain mining safety and health matters for the three months ending June 30, 2026:
●Total number of violations of mandatory health or safety standards that could significantly and substantially (S&S) contribute to the cause and effect of a mine safety or health hazard under section 104 of the Mine Act for which the Company has received a citation from MSHA (hereinafter, “Section 104 S&S Citations”). If MSHA determines that a violation of a mandatory health or safety standard is likely to result in a reasonably serious injury or illness under the unique circumstance contributed to by the violation, MSHA will classify the violation as a “significant and substantial” violation (commonly referred to as an S&S violation). MSHA inspectors will classify each citation or order written as an S&S violation or not.
●Total number of orders issued under section 104(b) of the Mine Act (hereinafter, “Section 104(b) Orders”). These orders are issued for situations in which MSHA determines a previous violation covered by a Section 104(a) citation has not been totally abated within the prescribed time period, so a further order is needed to require the mine operator to immediately withdraw all persons (except authorized persons) from the affected area of a quarry or mine.

EXHIBIT 95 - MINE SAFETY DISCLOSURE EXHIBIT

●Total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under Section 104(d) of the Mine Act (hereinafter, “Section 104(d) Citations and Orders”). These violations are similar to those described above, but the standard is that the violation could significantly and substantially contribute to the cause and effect of a safety or health hazard, but the conditions do not cause imminent danger, and the MSHA inspector finds that the violation is caused by an unwarranted failure of the operator to comply with the health and safety standards.
●Total number of flagrant violations under section 110(b)(2) of the Mine Act (hereinafter, “Section 110(b)(2) Violations”). These violations are penalty violations issued if MSHA determines that violations are “flagrant”, for which civil penalties may be assessed. A “flagrant” violation means a reckless or repeated failure to make reasonable efforts to eliminate a known violation of a mandatory health or safety standard that substantially and proximately caused, or reasonably could have been expected to cause, death or serious bodily injury.
●Total number of imminent danger orders issued under section 107(a) of the Mine Act (hereinafter, “Section 107(a) Orders”). These orders are issued for situations in which MSHA determines an imminent danger exists in the quarry or mine and results in orders of immediate withdrawal of all persons (except certain authorized persons) from the area of the quarry or mine affected by its condition until the imminent danger and the underlying conditions causing the imminent danger no longer exist.
●Total dollar value of proposed assessments from MSHA under the Mine Act. These are the amounts of proposed assessments issued by MSHA with each citation or order for the time period covered by the reports. Penalties are assessed by MSHA according to a formula that considers a number of factors, including the mine operator’s history, size, negligence, gravity of the violation, good faith in trying to correct the violation promptly, and the effect of the penalty on the operator’s ability to continue in business.
●Total number of mining-related fatalities. Mines subject to the Mine Act are required to report all fatalities occurring at their facilities unless the fatality is determined to be “non-chargeable” to the mining industry. The final rules of the SEC require disclosure of mining-related fatalities at mines subject to the Mine Act. Only fatalities determined by MSHA not to be mining-related may be excluded.
●Receipt of written notice from MSHA of a pattern (or a potential to have such a pattern) of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of other mine health or safety hazards under Section 104(e) of the Mine Act. If MSHA determines that a mine has a “pattern” of these types of violations, or the potential to have such a pattern, MSHA is required to notify the mine operator of the existence of such a thing.
●Legal actions before the Federal Mine Safety and Health Review Commissions pending as of the last day of period.
●Legal actions before the Federal Mine Safety and Health Review Commissions initiated during this period.
●Legal actions before the Federal Mine Safety and Health Review Commissions resolved during this period.

EXHIBIT 95 - MINE SAFETY DISCLOSURE EXHIBIT

The Federal Mine Safety and Health Review Commission (the Commission) is an independent adjudicative agency that provides administrative trial and appellate review of legal disputes arising under the Mine Act. The cases may involve, among other questions, challenges by operators to citations, orders, and penalties they have received from MSHA, or complaints of discrimination by miners under Section 105 of the Mine Act. Appendix 1 shows, for each of the Company’s quarries and mines identified, as of June 30, 2026, the number of legal actions pending before the Commission, along with the number of legal actions initiated before the Commission during the period, as well as resolved during the period. In addition, Appendix 1 includes a footnote to the column for legal actions before the Commission initiated, pending, or resolved as of the last day of the period, which footnote breaks down that total number of legal actions pending by categories according to the type of proceeding in accordance with various categories established by the Procedural Rules of the Commission.

Certain citations and orders reflected in the table below are subject to informal conferences or discussions with the Mine Safety and Health Administration (“MSHA”). These informal proceedings do not constitute legal actions before the Federal Mine Safety and Health Review Commission and, accordingly, are not included as legal actions for purposes of Item 104 of Regulation S-K.

EXHIBIT 95 - MINE SAFETY DISCLOSURE EXHIBIT

APPENDIX 1

The table below sets forth, by mine, the total number of citations and/or orders issued by MSHA during the period covered by this report under the indicated provisions of the Mine Act, together with the total dollar value of proposed assessments, if any, from MSHA, received during the three months ended June 30, 2026. Of our 122 MSHA-regulated facilities during the reporting period, we received 75 federal mine safety inspections during the reporting period. Of our 122 facilities, 103 did not receive any significant citations or orders.

EXHIBIT 95 - MINE SAFETY DISCLOSURE EXHIBIT

Name of Operation	Number of Inspections	Total Number of S&S Citations	Mine Act 104(b) Orders	Mine Act 104(d) Citations and Orders	Mine Act 110(b)(2) Violations	Mine Act 107(a) Orders	Total Dollar Value of Proposed MSHA Assessments (dollars in thousands)	Total Number of Mining Fatalities	Received Notice of Pattern of Violations Under Section 104(e)	Received Notice of Potential to Have Pattern under section 104(e)
239 Damron	1	3	0	0	0	0	$0.00	0	No	No
Ada Cement Plant	3	1	0	0	0	0	$5.46	0	No	No
Alpena Cement Plant	1	6	0	0	0	0	$11.97	0	No	No
Ambrose Sand Plant	2	1	0	0	0	0	$0.00	0	No	No
Coleman Quarry	2	1	0	0	0	0	$0.00	0	No	No
Daniels Sand Pit #1&2	3	6	0	0	0	0	$0.00	0	No	No
Geocycle LLC	4	1	0	0	0	0	$3.00	0	No	No
Hagerstown Cement Plant	1	1	0	0	0	0	$0.00	0	No	No
Joppa Cement Plant	2	1	0	0	0	0	$0.00	0	No	No
King William Sand and Gravel- Queenfield	1	1	0	0	0	0	$0.54	0	No	No
Lockport Quarry	2	1	0	0	0	0	$0.00	0	No	No
Mattaponi Plant	1	1	0	0	0	0	$0.00	0	No	No
Paulding Cement Plant	1	6	0	0	0	0	$0.00	0	No	No
Presque Isle Aggregates	1	3	0	0	0	0	$0.00	0	No	No
Ravena Cement Plant	2	3	0	0	0	0	$0.00	0	No	No
Ste. Genevieve Cement Plant	3	7	0	1	0	0	$0.00	0	No	No
Stringtown Quarry	3	1	0	0	0	0	$0.00	0	No	No
Theodore Cement Plant	3	15	0	0	0	0	$0.00	0	No	No
Wrentham Quarry	1	2	0	0	0	0	$0.00	0	No	No
Other - 103	34	0	0	0	0	0	$13.07	0	No	No
Total	75*	61	0	1	0	0	$34.04	0	No	No
* The total indicates all inspections, inclusive of those that report "no data assessed as of date" in the MSHA Mine Data Retrieval System (MDRS).

EXHIBIT 95 - MINE SAFETY DISCLOSURE EXHIBIT

The table below sets forth the total number of reportable legal actions** initiated, pending, and resolved for the three months ended June 30, 2026.

Name of Operation	Pending Legal Actions	Legal Actions Initiated	Legal Actions Resolved
Hagerstown Cement Plant	1
Holly Hill Cement Plant	3
Ste. Genevieve Cement Plant	2	1
Theodore Cement Plant	2
Three Rivers Quarry	1

** Of the nine pending legal actions as of June 30, 2026: nine were contests of citations or orders referenced in Subpart B of 29 CFR Part 2700, which includes contests of citations and orders issued under Section 104 of the Mine Act, and contests of imminent danger orders under Section 107 of the Mine Act, and were also contests of proposed penalties referenced in Subpart C of 29 CFR Part 2700, which are administrative proceedings before the Commission challenging a civil penalty that MSHA has proposed for the violation contained in a citation or order; none were complaints for compensation referenced in Subpart D of 29 CFR Part 2700; none were a complaint of discharge, discrimination, or interference referenced in Subpart E of 29 CFR Part 2700; none were applications for temporary relief referenced in Subpart F of 29 CFR Part 2700; and none were appeals of judges’ decisions or orders to the Federal Mine Safety and Health Review Commission referenced in Subpart H of 29 CFR Part 2700.

Contests pending as of period-end on the MDRS, but which are subsequently vacated, are not included in any reports on the MDRS. Citations that are final and then reopened are also not included in reports on the MDRS. As a result, discrepancies may appear between the prior reporting period’s “Pending Legal Actions” and “Legal Actions Resolved” for the current reporting period.